Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-214032 on Form S-8 of Parkway, Inc. of our report dated June 30, 2016, relating to the combined financial statements and financial statement schedule of Cousins Houston (which report expressed an unqualified opinion on the combined financial statements and financial statement schedule and includes an explanatory paragraph related to the allocation of certain operating expenses from Cousins Properties Incorporated) appearing in this Current Report on Form 8-K/A of Parkway, Inc. dated December 21, 2016.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia

December 21, 2016